UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 14, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Effective September 14, 2007, Beazer Mortgage Corporation (“Beazer Mortgage”), a subsidiary of Beazer Homes USA, Inc. (the “Company”), amended (the “Third Amendment”) its 364-day mortgage warehouse line credit facility (the “Credit Facility”) to modify the maximum available borrowing capacity to $17.5 million (reduced from $100.0 million) subject to compliance with the mortgage loan eligibility requirements as provided in the Credit Facility agreement. The number of bank participants has been reduced from eight to one, with Guaranty Bank becoming the sole lender under the facility. There is no change to the maturity date of February 8, 2008 and pricing remains the same whereby Beazer Mortgage will continue to pay interest on the outstanding balance under the Credit Facility at a fluctuating per annum rate equal to one month LIBOR plus a margin of 1%. The Credit Facility is secured by a letter of credit and is not guaranteed by the Company or any of its subsidiaries that are guarantors of other indebtedness of the Company.

The Company initiated this amendment based on the low level of usage of the Credit Facility both currently and in the foreseeable future. The Company also received waivers of potential defaults arising from potential breaches of certain covenants and representations relating to matters underlying the previously disclosed Audit Committee investigation.

The Third Amendment is attached as Exhibit 10.1 hereto and is incorporated herein by reference. The above description is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Third Amendment to Credit Agreement dated as of September 14, 2007, by and among Beazer Mortgage Corporation as Borrower, Guaranty Bank as Lender and Guaranty Bank as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: September 17, 2007	By:	/s/Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer